Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Qumu Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-206270, 333-197520, 333‑161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145, 333-177836, and 333-187616) on Form S-8 of Qumu Corporation and subsidiaries of our reports dated March 15, 2016, with respect to the consolidated balance sheets of Qumu Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Qumu Corporation.

Our report dated March 15, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that Qumu Corporation did not maintain effective internal control over financial reporting as of December 31, 2015 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness was identified related to the adequacy of the Company’s risk assessment and control monitoring processes as well as control activities specific to manual journal entries, account reconciliations and revenue relative to its internal control over financial reporting. These material weaknesses have been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota
March 15, 2016